Exhibit 8.1

[Baker Botts Letterhead]

July 7, 2005

Liberty Global, Inc.
4643 S. Ulster Street, Suite 1300
Denver, Colorado 80237

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (File No. 333-125927) (the “Registration Statement”), filed by Liberty Global, Inc., a Delaware corporation (“Liberty Global”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance, from time to time pursuant to Rule 415 of the Securities Act of up to 11,045,000 shares of Liberty Global’s Series A common stock, par value $.01 per share (the “Shares”), upon conversion of the 1 3/4% Convertible Senior Notes due April 15, 2024 of UnitedGlobalCom, Inc., a Delaware corporation (“UGC”). At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In providing this opinion, we have examined and are relying on the truth and accuracy at all relevant times of the statements and representations contained in (i) the Registration Statement, (ii) the Indenture, dated as of April 6, 2004, between UGC and The Bank of New York, as trustee (as amended and supplemented on or before the date hereof), (iii) certain other filings made by Liberty Global and UGC with the Commission, and (iv) other information provided to us by Liberty Global. Any inaccuracy in any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

It is our opinion that the discussion in the Registration Statement that is contained under the heading “Material United States Federal Income Tax Consequences,” insofar as it concerns conclusions of United States law, is an accurate general description, subject to the assumptions, qualifications, and limitations set forth therein, of the material U.S. federal income tax consequences of the ownership and disposition of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not admit by giving such consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Baker Botts L.L.P.

Baker Botts L.L.P.